Exhibit 10.01

AGREEMENT FOR THE RENT, LICENCE AND INSTALLATION OF
NAGRAVISION CONDITIONAL ACCESS SYSTEM
AND NAGRAVISION SMARTCARDS

This Rent Agreement (Mietvertrag) is entered between Nagravision SA, Route de Genève 22, 1033 Cheseaux s/Lausanne, Switzerland, a corporation organized under the laws of Switzerland (the “Lessor” or “Nagra” or “Nagravision”) and Media Services GmbH, Orleansplatz 7, 81667 Mūnchen, a corporation organized under the laws of Germany (the “Lessee” or “MSG”) (Lessor and Lessee individually hereinafter referred to as a “party” and collectively hereinafter referred to as the “parties”).

For the purpose of clause 25, a further party to this Agreement shall be Deutsche Kabel Services GmbH & Co. KG (“DKS”), Graurheindorferstr. 153a, 53117 Bonn.

WITNESSETH:

Whereas Lessee intends to use a conditional access system with about 1,300,000 subscribers currently operated by MSG and wishes to implement the Nagravision Conditional Access System for the New Subscribers as well as for the migration of the old ones;

Whereas it is crucial for MSG that the migration to the Nagravision Conditional Access System is completed on the date set out in the Milestone Plan;

Whereas it is also crucial for MSG to operate a conditional access system which is secured against piracy and whose anti-piracy features will be maintained so that the system will remain secured;

Whereas Lessor is committed to improve the CAS to ensure the state of technology in accordance with the terms and conditions of the present agreement, throughout the term;

Whereas Lessor is an experienced provider of conditional access systems;

Whereas MSG intends to use the Nagravision Conditional Access System, including the Smartcards, on a rental basis for the term of this Agreement;

Whereas MSG intends to negotiate in good faith an agreement regarding the use of the Nagravision Basic Subscriber System, on a sales basis, with services (support and maintenance) being provided by Nagravision; based on the Lessor’s offer for a conditional access system (the “Offer”) dated April 12, 2003 (release 1.7) and addendum thereto of May, 20, 2003 and as defined in the Offer;

Whereas, if the introduction and/or use of a basic subscriber system is or becomes disallowed in Germany, this shall not affect the terms and conditions of the present Agreement;

Whereas parties have agreed to the following further Attachments, which are part of the Agreement, provided, however, that in case of contradictions between the provision contained in the main body the Agreement and such Annexes the provisions contained in the main body of the Agreement shall prevail:

•                  “Functional Requirements for a KDG Conditional Access System” (Attachment R 1)

•                  “Solution Architecture” (Attachment R 2)

•                  “Systemmigrations-Vereinbarung” (Attachment R 3)

•                  “CAS Annex to the Premiere Distribution Agreement” (Attachment R 4)

•                  “Smartcard Management Plan” (Attachment R 5)

•                  “Program Plan” including the Milestone Plan (Attachment R 6)

•                  “Site Preparation Plan” (Attachment R 7)

•                  “Service Level Agreement” (Attachment R 8)

•                  “System Acceptance Requirements” (Attachment R 9)

•                  “Security Program” (Attachment R 10)

•                  “Territory of Licence” (Attachment R 11)

•                  “Escrow Agreement” (Attachment R 12)

NOW, THEREFORE, IT IS AGREED THAT:

1.   Definitions

The followings definitions shall apply to this Agreement:

“Acceptance Tests” shall be the tests to assess the performance of the CAS as set forth in clause 10.

“Active Additional Smartcard” means an Active Smartcard, which is an Additional Smartcard.

“Active Initial Replacement Cards” means an Active Smartcard, which is an Initial Replacement Card.

“Active Premiere Smartcards” means the Smartcards ordered by Premiere, supplied by Nagra and listed in Premiere’s SCMS which were activated and not deactivated by Premiere.

“Active Smartcards” means the Smartcards ordered by MSG, supplied by Nagra and listed in MSG’ SCMS, which were activated and have not been deactivated by MSG.

“Additional Smartcards” means Smartcards other than Initial Replacement Cards delivered to MSG by Lessor.

“Affiliates” shall have the meaning of para. 15 et seq. of the German Aktiengesetz (AktG).

“Agreed Installation Date” shall be the date on which MSG’s acceptance of the CAS is scheduled according to the Milestone Plan.

“Agreement” means the present Agreement for the Rent, Licence and Installation of Nagravision Conditional Access System and Nagravision Smartcards, including all Attachments hereto.

“Betacrypt Smartcards” means Smartcards using the Betacrypt encryption technology.

“Calculation Day” means the first day of each calendar month.

“Change Request” means a request for a change in the scope, design or construction of the CAS, which constitutes a difference to the CAS as specified in this Agreement.

“Deactivated Smartcards” means the Smartcards deactivated by MSG, which MSG may reactivate without Nagra’s consent.

“Initial Replacement Cards” means Smartcards replacing Betacrypt Smartcards.

The “Installation Date” means the date on which the CAS will be accepted by MSG according to clause 10.

“Installation Site” shall be Erdfunkstelle, 61250 Usingen.

“Milestone Plan” means the milestone plan, which is part of the Program Plan (Attachment R 4).

“Nagravision Conditional Access System” (“CAS” or “NCAS”) means the Nagravision system for conditional access as described and defined in the Functional Requirements (Attachment R 1) and in the Solution Architecture (Attachment R 2).

“Permanently Deactivated Smartcards” means Deactivated Smartcards, which cannot be reused by MSG..

“Regular Business Hours” means Monday to Friday, 9 am to 5 pm, except public holidays in the respective Federal State (Bundesland) of Germany.

“SCMS” means the Smartcard Management System of MSG.

“Smartcards” means the plastic cards including the microchip contributing to provide security for the CAS.

“Software” means the computer application programs installed in the CAS, on the Smartcards and on the set-top-boxes.

“Subscribers” means all end users of Smartcards operated by MSG.

2.   Object of the Agreement

2.1                                 Lessor agrees to rent the CAS with the features set out in the Functional Requirements (Attachment R 1) and in the Solution Architecture (Attachment R 2) and the Smartcards to Lessee and Lessee agrees to rent the CAS and the Smartcards from Lessor at the conditions set forth in the Agreement. Further objects of the Agreement are the licence grant of the respective intellectual property rights for the CAS and the delivery of Smartcards from Nagra to MSG as well as the installation of the CAS by Nagra. Nagra will also provide for the migration of all D-1, D-2, and third party set-top-boxes as well as common interfaces with integrated and licensed betacrypt CA-Kernel to the CAS.

2.2                                 The grant of a license of rights of BetaResearch, Gesellschaft fur Entwicklung and Vermarktung digitaler Infrastrukturen mbH, 85774 Unterföhring, hereinafter “BetaResearch” (original BetaResearch rights and/or third party rights which BetaResearch uses and sublicenses as a licensee) necessary for operating the Initial Smartcards with D1, D2 or third party set-top-boxes and common interface modules with an integrated betacrypt CA-Kernel of BetaResearch is subject to the System Migration Agreement (Systemmigrations-Vereinbarung, Attachment R 3) between Nagravision, MSG and BetaResearch. Except for such licence grant this Agreement shall also apply to such Initial Smartcards and their interoperability with with Dl, D2 or third party set-top-boxes and common interface modules with an integrated betacrypt CA-Kernel of BetaResearch.

2.3                                 Premiere and MSG will agree on a modification of their existing distribution agreement. To the extent such modification relates to the exchange of the existing conditional access system by the Nagra CAS, such modification is set forth in Attachment R 4 hereto. Nagra agrees to amend upon MSG’s request this Agreement so that MSG will be in a position to fulfill the terms set forth in Attachment R 4 (understood that only Attachment 4 and its Attachments but no further documents referenced in Attachment 4 shall be binding upon Nagra) with respect to the services rendered by MSG to Premiere without MSG having to incur additional costs. However, Nagra shall not be liable for the non-performance of the obligations set forth in Attachment R 4 or for damages caused to the extent such non-performance or such damages are caused by MSG’s default.

Some of the Attachments to Attachment R 4 stem from the Agreement for the Lease and Installation of Nagravision Conditional Access System and Nagravision Smartcards between Nagra and Premiere on a CAS for a digital satellite platform. The parties agree that by agreeing to these Attachments it is their intention to provide the same quality of services to cable customers as they are provided to satellite customers. If in these Attachments anything is provided for which is contrary to this principle, such Attachment shall be construed to the effect that it complies with such principle. Clauses of these attachments which are, because of their origin from the satellite agreement, not applicable to or superfluous for the digital cable platform shall not be binding and shall deemed to be added for information purposes only; all other stipulations shall apply to the digital cable platform accordingly.

3.   Rental and Installation Fees

3.1                                 The price for all deliverables, licences and services to be rendered by Lessor under this Agreement shall be calculated and payable according to the provision of this Clause 3. The monthly rental fee for the number of Smartcards defined in subclausc 3.2 will be calculated as follows:

(a)                                  The monthly rental fee for Smartcards with up to 4 zones managed from the same head-end with unlimited Services (as definded in the Solution Architecture, Attachment 2) shall be:

(i)                                     € 0.39 for each Initial Replacement Card,

(ii)                                  € 0.33 for each Additional Smartcard.

(b)                                 The following price reductions shall apply:

(i)                                     The monthly rental fee per Initial Replacement Card will be reduced from € 0.39 to E 0.33 for Initial Replacement Cards, which were activated four years before the actual Calculation Day until the Initial Replacement Card is exchanged. After exchange of an Initial Replacement Card, sentence 1 above shall apply to such an Initial Replacement Card.

(ii)                                  € 0.30 per Additional Smartcard, delivered to MSG to the extent and as long as the aggregate number of all Active Smartcards (Active Additional Smartcards plus Active Initial Replacement Cards) plus all Active Premiere Smartcards (principle of bundling of the MSG and Premiere Smartcards) is higher than 5 mln but not more than 10 mln.

(iii)                               € 0.28 per Additional Smartcard delivered to MSG to the extent and as long as the aggregate number of all Active Smartcards (Additional Smartcards plus Initial Replacement Cards) plus all Active Premiere Smartcards (principle of bundling of the MSG and Premiere Smartcards) is higher than 10 mln but not more than 20 mln.

(iv)                              € 0.25 per Additional Smartcard delivered to MSG to the extent and as long as the aggregate number of all Active Smartcards (Additional Smartcards plus Initial Replacement Cards) plus all Active Premiere Smartcards (principle of bundling of the MSG and Premiere Smartcards) exceeds 20 mln.

(c)                                  The following additional prices shall apply:

(i)                                     The additional price for the installation, delivery and maintance for additional hardware and software licences required for the implementation of the additional zones 5 to 8 at a headend is € 85.500,00 with full redundancy, or, if Lessee chooses so, € 42.750,00 without redundancy. This additional price applies accordingly for the implementation of further zones.

(ii)                                  The additional price for the installation, delivery and maintance for additional hardware and software licences required for the implementation of ECMs in further headends is € 85,500.00 with full redundancy, or, if Lessee chooses so, € 42,750.00 without redundancy per further headend.

(iii)                               An additional fee of € 0.05 per month for each Smartcard zone for which the EMMs are created from CASs that are located in an area different from the Installation Site. The minimum monthly fee will be the equivalent of 20,000 Smartcard zones (€ 1,000.00), to be set off against the additional monthly fee. The implementation of additional Smartcard zones operated from the central MSG headend will not imply further license fees. The price reductions for Smartcards under subclause (b) do not apply in respect of the additional zone fees.

(d)                                 All prices are ex works Cheseaux. Transport charges, custom duties, VAT and other applicable taxes are not included and shall be borne by MSG.

3.2                                 The calculation of the number of Smartcards for payment purposes shall be as follows:

(a)                                  The monthly rental fee shall be calculated based on the smaller of either (i) 88% of the cumulative number of Smartcards delivered by NAGRA to MSG or (ii) the cumulative number of Smartcards delivered by NAGRA to MSG minus 200,000. From the calculation basis resulting from the proceeding sentence, Smartcards returned or defective and Permanently Deactivated Smartcards will be deducted, provided that such returned Smartcards or Permanently Deactivated Smartcards may only be deducted, if they have been first activated and sent out to the MSG operated subscriber. In any event, 200,000 Smartcards shall be deducted.

(b)                                 Each and any Smartcard which has been permanently deactivated shall be returned by Lessee to Lessor in good state, reasonable wear and tear excepted, at its own expenses. For each permanently deactivated Smartcard which is not returned to Nagra within 12 months after permanent deactivation, Nagra will charge € 5.00 to MSG. For each defectice Smartcard which is not returned to Nagra within 12 months after such Smartcard is notified to Nagra as defective, Nagra will charge € 5.00 to MSG.

(c)                                  Smartcards which have been lost or stolen after delivery by Nagra, but have never been activated, shall also be deducted from the cumulative number of delivered Smartcards after MSG has paid a security fee of € 5.00 per Smartcard lost or stolen.

(d)                                 In the following cases Smartcards have only to be returned, if requested so by Nagra, provided, however, that in such case Nagra shall bear all costs for such Smartcard return, provided however, that the logistic costs to be borne by Nagra shall not exceed € 5.00 per Smartcard; any exceeding logistic costs to be borne by MSG:

(i)                                     the Smartcards are defective at the time of delivery,

(ii)                                  the Smartcards are being swapped because of a Breach of Security,

(iii)                               the Smartcards do not work because of a system failure,

(iv)                              MSG terminates the contract because of default of Nagra,

(v)                                 In case of termination at the end of the Initial Term.

If in such cases, Smartcards are not returned despite of MSG having used reasonable efforts, Nagra shall have no claims against MSG for such not returned Smartcards.

3.3                                 Payments will be made as follows:

(a)                                  The number of Smartcards which is relevant for the calculation of the monthly rental fee (subclause 3.1 and 3.2) shall be reported in writing by MSG to Nagra latest on the 10th day of the same month.

(b)                                 The monthly rental fee shall be due 30 days after receipt of invoice and shall apply from the Installation Date. In the event that no report is timely issued by MSG, Nagra shall be entitled to invoice without such report. The same payment terms shall apply to any other payments to be made by MSG except it is otherwise agreed upon.

(c)                                  If the rental fee is not paid when it falls due Nagra is entitled to interest upon the respective amount from the time when payment is due to the time of payment. Unless otherwise agreed, the rate of interest shall be 8% above the base rate (Basiszinssatz).

3.4                                 At any time, but not more than once every three months, NAGRA shall have the right after two weeks prior written notice to have the SCMS of MSG reviewed by a certified public accountant to be nominated by MSG to control the number of Active Smartcards. If there is a material discrepancy between the number of Smartcards reported according to subelause 3.3 (a), Lessee has to cover the costs for the audit and for the following audit. A discrepancy is material if it amounts to 50,000 Smartcards or above. With regard to the number of Active Premiere Smartcards the parties shall aim to agree with Premiere on a procedure to validate the total number of Active Smartcards and active Premiere Smartcards for the purpose of Subclause 3.1 (b).

4.   Delivery Schedule for Smartcards

4.1                                 Nagra shall deliver Smartcards upon MSG’s order. The Smartcards shall have the layout and design agreed in the Smartcard Management Plan (Attachment R 5). MSG shall be entitled to require in writing a change in the layout at any time. If a new layout is required, MSG will provide Nagra with a data file containing the new layout and all information being necessary to print the new design on the Smartcards. Nagra will use its hest effort to achieve the delivery of Smartcards having the altered layout three months after the receipt of all necessary information from MSG. MSG has to bear the additional proven costs for the change of the Smartcard layout for any order below 10,000 cards. If MSG orders a tranch of less than 1000 Smartcards, MSG shall bear the proven costs for the adjustment of the production facilities for such Smartcards.

4.2                                 MSG has ordered 1,700,000 Smartcards as an initial order (“Initial Order”). Nagra shall deliver the Initial Order as agreed in the Program Plan. The Smartcards ordered in the Initial Order shall be considered as Initial Replacement Cards ordered under this Agreement.

4.3                                 Smartcards other than those contained in the Initial Order shall be ordered by MSG and delivered by Nagra according to a “Rolling Delivery Schedule” established by MSG. A Rolling Delivery Schedule shall be submitted to Nagra in writing by the last day of each calendar month, starting from the Installation Date. Each Rolling Delivery Schedule shall indicate MSG’s orders of Smartcards for the following twelve months. The quantities of Smartcards indicated in the Rolling Delivery Schedule for the first 3 months will be fully binding for both parties. For the months 4 to 6, the following percentages of the quantities ordered by MSG shall be binding for the parties: month 4: 80%, month 5: 70%, month 6: 60%. The quantites indicated for the months 7 to 12 shall not be binding. Nagra shall deliver the Smartcards monthly latest by the 3rd day of each calendar month. MSG shall sign a receipt for each delivery, indicating the number of package units delivered.

4.4                                 With every delivery of Smartcards, Nagra shall provide the respective Smartcard information, e.g. Smartcard ID’s in electronic format. Further details on the format of such document will be agreed after signature.

4.5                                 In the event Nagra fails to timely deliver Smartcards, penalties (Vertragsstrafen) shall become payable according to the following table:

Period of Delay	Initial Order
First week	€0,00
Every following week	€20,000

Period of Delay	Further orders
First Week	€0,00
Every following full week	€5.000,00

In no event shall the aggregated delay penalties under this Clause 4.5 and Clause 6.5 exceed €750,000.00. Other penalties (Vertragsstrafen) for delayed delivery of Smartcards are not agreed. MSG’s right to terminate the Agreement according to subclauses 14.2 (b) and 14.2 (c) and/or to claim damages exceeding the penalty sum for late delivery of Smartcards caused by Nagra’s negligence remains unaffected. If Nagra fails to timely deliver due to an event of force majeure (höhere Gewalt) or due to an event caused by MSG, no penalty and/or damages shall become payable.

4.6                                 MSG is not obliged to check whether delivered Smartcards are defective nor whether the quantities contained in a package unit are correct. However, MSG shall review whether the wrapping of a package unit of delivered Smartcards shows visible defects and whether the number of package units is in accordance with MSG’s order. Any defects of the wrapping of the package units or any deviation of the number of the package units shall be reported by MSG or by a third party on MSG’s behalf within 7 working days after receipt of the Smartcards affected; if MSG does not timely notify Nagra, the legal consequences of para. 377 HGB shall apply accordingly, but MSG is not obliged to count the number of Smartcards within a package unit or to conduct an examination of individual Smartcards. If the wrapping of a package unit of delivered Smartcards shows visible defects, MSG shall be entitled to deduct all the Smartcards contained in the package unit. If 0.05% of a delivered batch of Smartcards prove defective, MSG shall be entitled to deduct all Smartcards belonging to that batch MSG has on stock. MSG shall return Smartcards deducted according to this subclause 4.6 to Nagra.

5.   MSG’s Duties (Mitwirkungspflichten)

5.1                                 MSG shall have the following obligations:

(a)                                  Nagra’s personnel shall be granted access to Installation Site during the Regular Business Hours in order to meet the deadlines of the Milestone Plan. Provided that MSG has been given notice in reasonable time, work may be performed outside Regular Business Hours to the extent deemed necessary by Nagra and if feasible for MSG.

(b)                                 Before installation is started, MSG shall inform Nagra in writing of all relevant safety regulations in force at the Installation Site. All the necessary safety and precautionary measures shall have been taken before the installation work is started and shall be maintained.

5.2                                 MSG shall set up a project organization in conformity with Section 5 of the Program Plan (Attachment R 6). Any change in the project team shall be announced in writing in advance to Nagra,

5.3                                 MSG shall fulfil all the tasks described in Section 6 (“Responsibilities”) of the “Program Plan” (Attachment R 6) and in the Site Preparation Plan (Attachment R 7).

6.   Installation of the CAS/Milestones Plan

6.1                                 Nagra shall install the CAS at the Installation Site ready for use. Nagra shall provide training for MSG’s employees as specified in Section 3.10 of the “Service Level Agreement” (Attachment R 8).

6.2                                 Nagra shall ensure that the current conditional access system of MSG (Betacrypt) can be migrated to the CAS at the Agreed Installation Date. In order to support Nagra to fulfil the said commitment, MSG shall take the steps MSG is responsible for according to clause 5 and the Milestone Plan.

6.3                                 Both parties will comply with the obligations allocated to them in the Milestone Plan as well to the time and dates set forth in the Milestone Plan.

6.4                                 If Nagra is of the opinion that MSG has failed to meet a milestone for which MSG is responsible, it shall notify MSG thereof indicating the alleged failure in detail. Notification shall be submitted immediately, at the latest, however, within 6 working days after Nagra becoming aware of the alleged failure.

6.5                                 If Nagra fails to meet the Agreed Installation Date, Nagra shall pay penalties (Vertragsstrafen). The penalties shall be determined depending on the period of delay according to the following table

Period of delay	Penalty
First week	€0,00
Each following week upon beginning of week	€20.000,00

MSG’s right to terminate the Agreement according to clause 14.2 (a) for Nagra’s failure to meet the Agreed Installation Date and/or to claim damages exceeding the penalty sum for failures caused by Nagra’s negligence remains unaffected. If Nagra fails to meet the Agreed Installation Date due to an event of force majeure (höhere Gewalt) or due to an event caused by MSG, no penalty and/or damages shall become payable. The maximum penalty set forth in Clause 4.5 above applies.

6.6                                 MSG is entitled to relocate the Installation Site. MSG shall give 3 months notice to Nagra of such planned relocation. Nagra shall be obliged to relocate the CAS and to install and reconnect the CAS at the new Installation Site, MSG shall bear the proven additional costs plus an appropriate margin. Clauses 7.8 shall apply accordingly.

6.7                                 In the event MSG wishes to set up local playout centers, Nagra shall provide the relevant equipment at the prices set forth in clause 3.1. (c). The Change Request procedure set out in clause 7 shall not apply.

7.   Change Requests

7.1                                 Both parties are entitled to issue Change Requests during the installation of the CAS and during the term of this Agreement.

7.2                                 The party suggesting the Change Request (Suggesting Party) shall issue their Change Request to the other Party (Receiving Party) in writing. Change Requests shall contain a description of the changes required. After receipt of a Change Request, the Receiving Party shall notify the Suggesting Party within 20 working days (Change Request Notification Period) in writing, whether or not they agree to such Change Request. Should the Receiving Party not notify the Suggesting Party within the Change Request Notification Period, the Change Request shall be deemed disagreed.

7.3                                 In the event the Receiving Party agrees to the Change Request, Nagra shall, within 10 working days, except Nagra can prove an important cause (wichtiger Grund), that a longer period is required, submit the following proposal:

(a)                                  The technical solution for the implementation of the Change Request;

(b)                                 A reasonable remuneration, including reasonable payment terms (only if MSG issues the Change Request);

(c)                                  A Milestone Plan for the implementation of the Change Request including, if necessary, MSG’s obligations to cooperate.

The preparation of such proposals shall be included in the rental fees set out in clause 3.1. The parties shall agree in written form on the above listed issues without undue delay. The Functional Requirements (Attachment R 1), the Solution Architecture (Attachment R 2) and – if applicable – other affected provisions of this Agreement, shall be amended accordingly.

7.4                                 Nagra shall be obliged to agree to a Change Request of MSG unless there is an important cause (wichtiger Grund). The important cause shall be determined taking into account the mutual interest of the parties. An important cause shall be in particular an adverse impact on the System Security of the CAS caused by the required change.

7.5                                 MSG is obliged to agree to any reasonable Change Request of Nagra, unless there is an important cause. The important cause shall be determined taking into account the mutual interest of the parties. An important cause shall be in particular that such Change Request by Nagra does not result in additional cost or other material disadvantages for MSG, in particular in a material disruption of MSG service to its customers.

7.6                                 All intellectual property rights and copyrights resulting from Nagra’s development work in connection with a Change Request belong to Nagra. Upon MSG’s request, Nagra will grant to MSG a limited, non transferable royalty free license to use such intellectual property rights and copyrights.

7.7                                 Nagra shall be obliged to offer on MSG’s request any products or features which are offered by Nagra to third party customers unless an important, non discriminatory cause (wichtiger Grund) hinders Nagra to do so.

7.8                                 All disputes arising from and/or in connection with a Change Request shall be finally settled by an Arbitration Tribunal. The Arbitral Tribunal consists of 3 Arbitrators. The place of arbitration is, if not otherwise agreed, Dusseldorf. The language of the arbitration proceedings shall be German. The Arbitral Tribunal shall be subject to the rules of the International Chamber of Commerce (ICC) excluding state courts.

8.   Intentionally omitted

9.   Use and possession of CAS

9.1                                 Lessee, at its own expense, will provide the required suitable electric current to operate the CAS and appropriate installation facilities as agreed in Attachment R 7 (Site Preparation Plan).

9.2                                 Any equipment, disks, tapes or other items not delivered by Lessor which are used on or in connection with the CAS must meet the specifications provided by the Lessor in writing to MSG and shall be acquired by Lessee at its own expense.

9.3                                 Lessee will at all times keep the CAS in its possession and control. The Lessor remains indirect possessor (mittelbarer Besitzer). Subject to clause 6.6, the CAS shall not be moved from the Installation Site or, subject to clause 17.3, be modified in any way without the prior written consent of Lessor.

9.4                                 As long as Lessee is not in material default under the Agreement, Lessor shall not interfere with Lessee’s use or possession of the CAS during the term of this Agreement. Lessee shall not use or permit the CAS to be used in any manner or for any purpose for which the CAS is not designed or reasonably suitable or in contradiction with the scope of the Agreement, with user instructions given during training and user manuals delivered by Nagra.

9.5                                 Subject to Nagra’s obligation to enable the migration according to clause 22, at the expiry or termination of this Agreement, Lessee shall, at its expense, return all delivered Smartcards as well as the CAS to Lessor

(at the location designated by Lessor) within a reasonable time period in the same appearance as on the Installation Date, reasonable wear and tear only excepted.

10.   Acceptance Testing for the Installation of the System

10.1                           Upon installation of the CAS, Nagra and MSG will carry out Acceptance Tests in order to assess whether (i) the CAS is properly installed and ready to go on air and (ii) the CAS fulfills the requirements as set out in the Functional Requirements (Attachment R 1) and in the Solution Architecture (Attachment R 2). Nagra’s obligations to maintain and repair the CAS and the Smartcards throughout the term (Gebrauchserhaltungspflicht) shall remain unaffected from MSG’s acceptance; this includes Nagra’s obligation to remedy defects within the time periods agreed in the Service Level Agreement (Attachment R 8).

10.2                           Lessee and Nagra will perform the Acceptance Tests according to the “System Acceptance Requirements” (Attachment R 9) to be mutually agreed after signature. The Acceptance Test Requirements shall include all Lessee’s reasonable requirements and shall provide for a common testing of the parties. The main criteria for the Acceptance Test Requirements will be the discernible quality of the service to the user, full compliance with functionality and the avoidance of operational disruption for Lessee. As long as the parties have not agreed on the Acceptance Test Requirements, the statutory provisions (§ 640 BGB) and the Annex T 10 (DPC Minimum Test Requirements, Version 1.91 of 18 March 2003) to Attachment R 4 (CAS Annex to the Premiere Distribution Agreement) shall apply accordingly. The parties agree that defects which are categorized as “low” or “medium” in the Service Level Agreement (Attachment R 6) shall be considered as not substantial (unwesentlich) and MSG shall not have the right to refuse acceptance for low and medium errors.

10.3                           After full completion of each Acceptance Test, Lessee will notify Nagra in writing no later than 3 working days of any errors or defects found by it, and Nagra will correct such errors and deliver and implement to Lessee the resulting corrections in the CAS. After correction Nagra shall notify Lessee in writing of the implementation of the correction of these errors in the CAS. No later than 5 working days following this notification, a new Acceptance Test shall take place. Unless otherwise mutually agreed upon, the same acceptance test procedures as defined and developed for the first acceptance period shall be applied during this new acceptance period.

10.4                           The System shall be accepted upon the occurrence of one of the following:

(a)                                  Lessee in writing declared acceptance; or

(b)                                 all substantial errors which were notified to Naga during the Acceptance Test have been corrected and Lessee has confirmed these corrections in writing after testing.

10.5                           Nagra is aware that MSG has a deadline to take the CAS on air even if the CAS were still afflicted with substantial errors. Accordingly, when taking the System on air for commercial services, the taking on air shall not be deemed to be an acceptance by MSG.

If after having taken the system on air for more than 1.000 subscribers MSG shall pay the rental fees to Nagra provided that MSG receives full payment by their clients.

11.   Ownership and inspection

11.1                           Ownership of the CAS shall remain with Lessor and Lessee shall have no interest in the CAS other than the rights acquired as a lessee hereunder regardless of the manner in which it may be installed or attached. Lessee shall, at Lessor’s request, affix to the CAS, tags, decals or plates furnished by Lessor, indicating Lessor’s ownership and Lessee shall not permit their removal or concealment.

11.2         Lessee and Lessor shall keep the CAS free and clear of all liens and encumbrances except liens or encumbrances arising by operation of law.

11.3         Upon reasonable notice, Lessor or its agents shall have free access to the CAS during Regular Business Hours for the purpose of inspection, maintenance and repair. If necessary for fulfilling Lessor’s obligations to maintain and repair the CAS and the Smartcards (Gebrauchserhaltungspflicht), Lessor shall, after reasonable prior notice, have free access to the CAS at all reasonable times.

11.4         Lessee shall notify Lessor without undue delay of all details concerning any damage to, or loss of, the CAS arising out of any event or occurrence whatsoever, including but not limited to, the alleged or apparent improper manufacture, functioning or operation of the CAS.

12.   Warranty and maintenance

12.1         Nagra represents and warrants (gewährleislet) that the CAS and the Smartcards have all features as set out in the Functional Requirements (Attachment R 1) and in the Solution Architecture (Attachment R 2) and/or required by any applicable and mandatory legal provision and/or international or national technical norms and standards throughout the entire term. However, with respect to applicable and mandatory legal provisions and/or international or national technical norms and standards not in force at the date of signature of this Agreement, this shall only apply to the extent that changes to such existing regulations were forseeable at the time of signature. Accordingly, Nagra shall maintain the CAS and the Smartcards throughout the term and shall remedy any defects of the CAS and the Smartcards, which exist on the Installation Date or occur within the term (Gebrauchserhaltungspfiicht). The details of Nagra’s obligations are defined in the Service Level Agreement (Attachment R 8).

12.2         Nagra further represents and warrants (gewährleistet) the system security of the CAS and the Smartcards throughout the term. Details of Nagra’s obligations are defined in Attachment R 10 “Security Program”.

12.3         Warranty costs and maintenance costs are included in the rental fees unless explicitly provided otherwise in this Agreement.

13.   Risk of loss or physical damage

13.1         Until the CAS is returned to Lessor as provided in this Rent, Lessee relieves Lessor of responsibility for all risks of physical damage to or loss or destruction of the CAS unless the physical damage to or loss or destruction of the CAS was caused by an act or omission of Nagra, its employees, Affiliates or by any third party involved in the performance of Nagra’s obligations (Erfüllungsgehilfen).

13.2         MSG will enter into and maintain an insurance for the CAS up to an amount of € 15 mio. which shall cover damage or loss. Upon written request of Nagra, MSG shall provide Nagra with a copy of MSG’s insurance police without undue delay.

13.3         If any item of the CAS is rendered unusable as a result of any physical damage to, or destruction of, the CAS, Lessee shall give to Lessor written notice thereof without undue delay.

14.   Termination for cause

14.1         Nagra shall have the right to terminate this Agreement by written notice for important cause (wichtiger Grund). An important cause shall be constituted by, but not limited to, the occurrence of any one of the following events hereunder:

(a)           MSG fails to pay two consecutive instalments of rent within thirty days after the date when the same become due and payable or if MSG is two months in delay with an amount which is equal to or greater than two instalments based on the average instalment, which is calculated on the basis of the past 3 months, despite prior written statement by Nagra notifying MSG of the amounts outstanding.

(b)           MSG attempts to reverse engineer, remove, sell, transfer, encumber, sublet or part with possession of the CAS or any items thereof, except as expressly permitted in writing herein.

(c)           BetaResearch does not grant the necessary rights of BetaResearch (see para. 2.2.). In this case Nagra is entitled to terminate the contract with regard to the Initial Replacement Cards, Further, MSG has the right to terminate the contract in full. If MSG elects not to terminate the contract in full, Nagra shall be entitled to operate a basic encryption feature (subject to the agreement on basic encryption to be concluded) on the CAS. In case of termination, MSG shall pay to Nagra

(i)            An amount of € 10,00 per Smartcard delivered and deactivated as per signature date depreciated equally over five years if the failure to grant the rights was caused by MSG’s failure;

(ii)           An amount of € 5,00 per Smartcard delivered and deactivated as per signature date depreciated equally over five years if the failure to grant the rights was caused by neither party.

For the avoidance of doubt: If the failure was caused by Nagra, no payments of MSG shall fall due. Nagra shall use its best efforts to make Initial Replacement Cards usable for the new set-top-box population.

14.2         MSG shall have the right to terminate this Agreement by written notice for an important cause (wichtiger Grand). An important cause shall be constituted by, but not be limited to, the occurrence of any one of the following Events of Default of Nagra hereunder :

(a)           Nagra is more than 7 days in delay beyond the Agreed Installation Date and has not cured the delay within further 7 days after written notice by MSG;

(b)           Nagra is more than 7 days in delay of delivery of Initial Replacement Cards and has not cured the delay within further 7 days after written notice by MSG;

(c)           Delay of delivery of a number of Additional Smartcards equal to or greater than the total quantity scheduled for delivery for the previous four months according to the Rolling Delivery Schedule (clause 4.3), provided that because of the delay MSG cannot fullfil its contractual obligations towards its contract partners;

14.3         The rights of the parties to terminate this agreement according to clause 14.1 (a) and (b) and 14.2 shall not affect the right of the parties to claim damages within the limits of clause 18.

14.4         MSG shall have the following Special Termination Right: MSG shall be entitled to terminate this Agreement by the later of 01 September 2003 or the Installation Date. In the event that MSG exercises the Special Termination Right, MSG shall pay a compensation of € 6,7 mio. In case Nagra uses any equipment delivered to MSG for a third party after MSG has triggered the Special Termination Right, Nagra shall be obliged to reimburse any payments the third party makes for such equipment.

15.   Assignment

15.1         Nagra shall be entitled to transfer this Agreement or to assign any rights under this Agreement to an Affiliate. Nagra shall also be entitled to transfer this Agreement or to assign any rights under this Agreement to any other third party, provided that such transfer or assignment is carried out in connection with a transfer of all or materially all the assets of Nagra.

15.2         MSG shall be entitled to transfer this Agreement or to assign any rights under this Agreement to an Affiliate. MSG shall also be entitled to transfer this Agreement or to assign any rights under this Agreement to any other third party, provided that such transfer or assignment is carried out in connection with a transfer of all or materially all the assets belonging to the digital platform of MSG. For the avoidance of doubt, the Nagra rights granted to MSG according to this clause 15.2 shall include the right to transfer or sublicense the License granted in clause 17. However, Nagra does not warrant that the rights granted by BetaResearch (see clause 2.2 of this Agreement) include the right to transfer and/or assign these rights.

16.   Force majeure (Höhere Gewalt)

16.1         A party is not liable for a failure to perform any of his obligations or duties due to force majeure. For the avoidance of doubt, a restriction on the export of the System according to the Swiss Law, at the time of signature of this Agreement, does not constitute a case of Force Majeure.

16.2         A party seeking relief shall, as soon as practicable after the impediment and its effects upon his ability to perform become known to him, give notice to the other party of such impediment and its effects on his ability to perform. Notice shall also be given when the ground of relief ceases. Failure to give either notice makes the party thus failing liable in damages for loss which otherwise could have been avoided.

16.3         A ground of relief under this clause relieves the party failing to perform from liability in damages, from penalties and other contractual sanctions, except from the duty to pay interest on money owing as long as and to the extent that the ground subsists.

16.4         If the grounds of relief subsist for more than fifteen days, parties shall use their best efforts to amend the Agreement in such a way that it may be maintained and executed up to its initial term.

16.5         If in spite of said best efforts no agreement can be found for the amendment of the Agreement and the grounds of relief subsist for more than two additional months, then either party shall be entitled to terminate the Agreement with immediate effect by notice in writing to the other party.

17.   Licenses

17.1         Lessor hereby grants to Lessee a non-exclusive, non transferable (except as expressly permitted under this Agreement) license to use the Software subject to the provisions of this Agreement as well as to the payment of all applicable fees, solely for the purpose of operating, maintaining and supporting the Nagravision Conditional Access System and the rendering of services to third parties through this CAS. The List of countries for which the license is valid is contained in Attachment R. 11. Lessee shall have the right to use the Software irrespective of the transmission mode (e.g. cable, satellite, terrestrical retransmission, narrowband, broadband) provided however, the encrypted services are compatible to the DVB specifications existing on the signature date. Nothing in this Agreement is intended to give Lessee or any third party any right of ownership with respect to the Software. MSG shall be entitled to grant the right to use the CAS to customers (bouquet and content providers, subscribers operated by MSG) as long as the licence is valid. To avoid doubts, Lessor does not grant BetaResearch rights; subclause 2.2 of this Agreement remains unaffected.

17.2         Lessee may create five archival copies of the Software and otherwise copy or reproduce the Software or any portion thereof only as such copying is incidental to the use and operation of the Software for the purposes authorized above. Lessee shall only have the right to make five back-up copies of any Software documentation. No right or license is granted under this Agreement for the use or other utilization of the Software, directly or indirectly, for the benefit of any other person or entity or, except as provided according to this Agreement, in conjunction with any equipment other than the CAS. Lessee is obliged to keep the copies in safe custody and to limit the access to the personnel operating the CAS, to Nagra personnel providing repair and maintenance, and to the MSG Security Officer. Upon Nagra’s request, MSG shall forward a list containing the names of the people having access to the copies.

17.3         Lessee shall not and shall not permit any third party to translate, reverse engineer, decompile, recompile, update or modify the Software without the prior written consent of Lessor. Notwithstanding the foregoing, MSG shall be entitled to copy, update or modify the software in order to remedy defects, which Nagra, despite of an adequate number of attempts, has definitely failed to remedy though being obliged to do so. The above-mentioned right of MSG expires as soon as Nagra has informed MSG that Nagra has found and installed a remedy for the defect.

17.4         The term of the license begins on the Agreed Installation Date and shall continue for as long as the CAS to which the Software relates is in use by Lessee according to the Agreement and shall, subject to subclause 22.1, thereafter automatically terminate.

17.5         The CAS to be installed by Lessor may contain computer software which is owned by third parties and licensed by Lessor or is embedded in third party hardware. Lessee does not acquire ownership of such software by acquiring a CAS, but the right to use said software subject to clause 17.1.

17.6         Except as expressly provided in this Agreement, no license under any patents, copyrights, trademarks, trade secrets or any other intellectual property rights, express or implied, are granted by Lessor to Lessee under this Agreement. Lessor shall have no obligation under this Agreement to provide any hardware, services or software exceeding those necessary to fulfill this Agreement.

17.7         Lessee agrees that, as between the parties and for all purposes under the laws of all countries, Lessor shall be considered the owner of the Intellectual Property Rights on the CAS, including the Software and the Smartcards, and any copies thereof, and of all copyright, trade secret, patent, trademark and other intellectual or industrial property rights therein. Physical copies of the Software in any medium shall remain the property of Lessor, and such copies shall be deemed to be only licensed to Lessee.

17.8         All authorized users of the Software shall be bound by a confidentiality agreement with Lessee expressly requiring them to use the Software in accordance with the terms of this Agreement and to maintain it in confidentiality. All copies of the Software shall be marked “Confidential/Proprietary.” This clause shall not apply to the subscribers operated by MSG.

17a.        Set-Top-Boxes

17a.1       Nagra and MSG shall enter into agreements with set-top-box manufacturers regarding the certification of set-top-boxes with respect to Nagra and MSG requirements. Nagra shall take full responsibility for the integration of Nagra’s software kernel into the set-top-boxes accredited by MSG. Either party may refuse to enter into an agreement with a set-top-box manufacturer for important cause (wichtiger Grund), which must be declared in writing to the other party. Nagra will comply with. German law regulations on the licensing and certification of set-top-boxes.

17a.2       Nagra will make available to MSG its certification requirements for set-top-box manufacturers as well as the template agreements Nagra has entered into with set-top-box manufacturers.

17a.3       Details are agreed in the Functional Requirements (Attachment R 1).

18.   Liability, Damages

18.1         Limitation of Liability (Haftungsbeschränkung)

(a)           In the event one party is found liable to the other party for any matter relating to or arising from this Agreement, the termination of this Agreement, the operation or use of the CAS or Software, or Lessor’s services, the party’s liability therefore shall not exceed the amount of € 7,5 mln. in respect of the term of this Agreement, provided that this limitation does not apply to amounts due to third parties under the parties’ indemnification obligations hereunder, to damages owed due to personal injury or damage to property caused by a party and to damages intentionally caused by a party.

(b)           Claims for damages are subject to a limitation period of one year after knowledge, regardless of the knowledge 3 years after the damage occurred. Limitation will be suspended (Hemmung) by a written notice to the other side specifying the damaging event. Such suspension will end once parties have ultimately terminated all settlement discussions in writing. The foregoing limitation period does not apply to damages owed due to personal injury or damage to property caused by a party and to damages intentionally caused by a party.

18.2         Except in connection with third patty indemnification under this Agreement and except for claims relating to the infringement or misappropriation of the intellectual property or confidential information of Lessee, Lessor shall not be liable for any:

(a)           damages (regardless of their nature) for any delay or failure by Lessor to perform its obligations under this Agreement due to force majeure (höhere Gewalt);

(b)           damages caused by the loss of data which could have been avoided by reasonable data back-ups of MSG according to the operational rules to be determined by Nagra in writing and provided to MSG after signature.

19.   Indemnification

19.1         Each party agrees to indemnify and hold harmless the other, and its respective Affiliates, officers, directors, employees, agents, successors and assignees, from any and all losses (including reasonable costs and expenses and reasonable attorney’s fees) arising from or in connection with any of the following:

(a)           any claim arising out of or based on a breach of the confidentiality obligations set forth in this Agreement by the other party, or its employees, subcontractors, agents (solely in their respective capacities as employees, subcontractors or agents) or other persons within that party’s control;

(b)           any claim arising out of or based on any personal injuries, death or damage to tangible personal or real property resulting from any act or omission of the other party, or its employees, subcontractors or agents (solely in their respective capacities as employees, subcontractors or agents).

The indemnifying party shall have the right to participate in the prosecution and settlement of the matter, and both parties will cooperate with each other in the resolution of any matters described above.

19.2         Lessor will support MSG in defending any suit or proceeding brought against Lessee to the extent that such suit or proceeding is based on a claim that tangible or intangible goods manufactured and/or leased and/or licensed by Lessor to Lessee constitute infringement of any valid patent, copyright, trade secret or any other Intellectual Property and that Lessee’s use of the Intellectual Property Rights of Lessor (excluding intellectual property and items supplied by Lessee and/or by non-affiliated third parties) misappropriates a third party trade secret, or infringes a copyright, patent, or other intellectual property right of a third party. Lessor shall pay all damages and costs awarded by final judgement (from which no appeal may be taken) and reasonable attorney’s fees against Lessee, on condition that

(i)            Lessor is promptly informed and furnished a copy of all substantial communication, notice or other action relating to the alleged infringement within reasonable time,
(ii)           Lessor is given authority, information and assistance necessary to support MSG in defending or settling such suit or proceeding in such manner as Lessor shall determine,

(iii)          Lessor is given, to the extent legally admissible, sole control of the defence (including the right to select counsel) and the sole right to compromise and settle such suit or proceeding, and
(iv)          Lessor or Lessee is found guilty of infringement and/or of misappropriation.

Lessor shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with Lessee’s specifications or from a combination with, an addition to, or modification of the goods except as Lessor agrees to these specifications, combinations, additions or modifications.

If any goods manufactured and installed by Lessor are held to infringe any valid patent, copyright or any other intellectual property right and Lessee is enjoined from using the same, or if Lessor believes such infringement is likely, Lessor will exert reasonable efforts, at its option and its expenses,

(i)            to procure for Lessee the right to use such goods free of any liability for patent, copyright or other intellectual property right infringement,
(ii)           to replace or modify such goods with a non-infringing substitute otherwise complying substantially with all the requirements of the contract, or
(iii)          to terminate the Agreement. In such case Lessor is liable to Lessee for damages. The limitations of clause 18 shall apply. In addition, Nagra shall bear all the costs for supporting MSG in the migration (refer to clause 22).

The foregoing states the sole and exclusive liability of the parties hereto for infringement or the like of patents, trademarks and copyrights, and other proprietary property rights, whether direct or contributory, and is in lieu of all warranties, express, implied or statutory in regard thereto.

19.3         Neither party shall have an intellectual property indemnification obligation for any infringement or claim which results solely from: (i) use of other than an unaltered version or a mutual agreed altered version of the other party’s intellectual property, if the infringement is avoided by using the unaltered version or a mutual agreed altered version; (ii) one party’s compliance with designs or specifications of the other party other than mutual agreed designs or specifications; (iii) use of the intellectual property of the other party in violation of this Agreement or in combination with intellectual property or materials not provided by the other party where there would not be an infringement or claim except therefore; or (iv) any matter for which the other party has an obligation to indemnify hereunder.

20.   Confidentiality

20.1         Lessee undertakes with Lessor that it shall treat as strictly confidential all information received or obtained by it or its employees, subcontractors, agents, advisors or other persons within its control as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement and the business or affairs of Lessor or any Affiliates of Lessor and, subject to the provisions of clause 20.2, that it will not at any time hereafter make use of or disclose or divulge to any person any such information and that it will use its best endeavours to prevent the publication or disclosure of any such information.

20.2         The restrictions contained in clause 20.1 shall not apply so as to prevent Lessee from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which Lessee is subject or from making any disclosure to any professional advisor for the purposes of obtaining advice (provided always that the provisions of this clause shall apply to and Lessee shall procure that they apply to and are observed in relation to, the use or disclosure by such professional advisor of the information provided to him) nor shall the restrictions apply in respect of any information which come into the public domain otherwise than by a breach of this clause by Lessee.

20.3         The obligations provided in the clauses 20.1 and 20.2 shall apply to Lessor accordingly.

20.4         In the event that the parties breach their confidentiality obligations under this clause 20, the following shall apply:

(i)            If a confidential document is disclosed without authorization, the other party shall notify the disclosing party of such disclosure.
(ii)           If the disclosed document is a personalized document and the same person discloses another personalized document or the same person discloses the same personalized document twice, a penalty of € 25.000 shall become payable. If the disclosed document is a non-personalized confidential document, the above shall apply accordingly with the penalty being € 10.000. The right of the other party to claim exceeding damages or to terminate the agreement for cause shall remain unaffected.

21.   Term and Termination

21.1         This Agreement shall enter into effect upon signature by both parties and continue for a fixed period of 10 years (“Initial Term”). Prior to the expiration of the Initial Term, the parties shall agree whether or not the Agreement should be extended or renewed.

21.2         This Agreement cannot be terminated before the last day of the Initial Term, except as expressly permitted under this Agreement.

22.   Migration

22.1         Nagra shall take all reasonable steps required by MSG in order to migrate the CAS including the Smartcards to a third party conditional access system upon termination or expiry of this Agreement. In particular, Nagra shall be under a contractual and post contractual obligation to grant any rights (including intellectual property rights), reveal any know-how, submit any Nagra documentation and offer its consulting services in order to enable the migration. For the avoidance of doubt, the before mentioned obligations also apply to the Nagravision CA- Kernel (“Aladin”) integrated in set-top boxes, whereas they do not apply to rights of BetaResarch (see subclause 2.2). In the case of expiry of the agreement, Nagra’s contractual obligation to support the migration shall commence on the first day of the 9th year of the Initial Term; in the case of termination, MSG shall determine the commencement.

22.2         Nagra is entitled to compensation at market price for their support according to clause 22.1. Clause 7.8 shall apply accordingly. The Arbitration Panel shall be entitled to issue preliminary orders.

22.3         In order to ensure the migration in case of Nagra’s failure to fulfil its obligations under clause 22.1, Nagra shall deposit the source code of all CAS Software and Smartcard Software as well as all documentation relevant for the migration described in the Escrow Agreement (Attachment R 12).

23.   Governing law and jurisdiction

Any and all disputes or differences pertaining to or arising out of this Agreement or the breach, termination or invalidity thereof, shall be of the exclusive competence of the Courts having jurisdiction in Düsseldorf (Germany). German Law to the exception of the international private law rules and the UN Convention on the Sale of Goods shall apply.

24.   Miscellaneous

24.1         In the event that Nagra does not have sufficient resources available either to fulfil their contractual obligations or to offer solutions required by their clients by way of a Change Request, they shall allocate resources to MSG pro rata to their share in Nagra’s total turnover in the conditional access business.

24.2         MSG shall be entitled to require an adjustment of the remuneration set out in this Agreement if a benchmarking shows that remuneration is not at market price. MSG shall have the right to conduct a benchmarking once every two contract years for the first time, however, at the end of the forth contract year. Such adjustment can only be requested if MSG is able to present three offers of Nagra competitors offering substantially the same services at substantially the same quality as Nagra offers under this Agreement at lower prices. Only such competitors shall be eligible for the benchmarking which have installed a CA system of a size comparable to the CAS anywhere in the world.

24.3         This Agreement constitutes the entire agreement between Lessee and Lessor with respect to the object of this Agreement, and no covenant, condition or other term or provision pertaining to the object of this Agreement may be waived or modified orally.

24.4         All notice hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, or fax to the address of the other party as set forth herein or to such other address as such party shall have designated by proper notice.

24.5         If any term or provision of this Agreement is, to any extent, invalid or unenforceable, the remainder of this Agreement other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. In lieu of the invalid or unenforceable provision, the parties shall agree on a provision, which in its economic effect comes as close as possible to the invalid or unenforeable provision.

24.6         No waiver of any of the terms and conditions hereof shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. The waiver of the written form shall also be in writing. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

24.7         Retention rights (Zurückbehaltungsrechte) are excluded, unless specifically provided for in this Agreement.

25.   Joint Liability

DKS shall be jointly and severally liable for all payments payable by MSG under this Agreement (“Gesamtschuldner”).

In witness whereof, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives.

For Nagravision SA	For Media Services GmbH

Name Pierre Roy	Name Roland Steindorf

Title EVP & COO	Title CEO

Name Klaus Bechthold	Name Rütger Keienburg

Title VP EMEA	Title

Date 23.7.2003	Date 23.7.2003

For Deutsche Kabel Services GmbH

Name  Roland Steindorf

Title  CEO

Name  Rütger Keienburg

Title

Date  23.7.2003